Exhibit 99.1

PRIVILEGED AND CONFIDENTIAL

Enigma Claim Form

Under the terms and conditions of the Settlement Order with the United States Securities and Exchange Commission (the “SEC Order”), Enigma (the “Company”) is notifying all persons and entities that purchased ENG Tokens from the Company on or before September 11, 2017 (the “ENG Token ICO”), which includes both the pre-sale and the public token sale, of their potential claims under Section 12(a) of the Securities Act of 1933 (“Securities Act”). These potential claims include the right, upon returning ENG Tokens obtained directly from the Company, to recover the amount you originally paid for the ENG Tokens plus interest, or, in the event you sold the ENG Tokens on an exchange at a loss, the amount you lost plus interest. All claims will be paid in U.S. Dollars (USD) to a U.S. Bank account, based upon the USD equivalent of digital assets paid to the Company at the exchange rate at the time of the purchase of ENG Tokens. The Company is establishing a process by which it will pay the amount due under Section 12(a) of the Securities Act to any person or entity that purchased ENG Tokens from the Company in the ENG Token ICO.

If you purchased ENG Tokens in the ENG Token ICO and determine to proceed with the claims process:

●	Complete the claim form (the “Claim Form”) below and submit the required supporting documentation.

●	In the event you are able to establish that you currently hold ENG Tokens that you purchased in the ENG Token ICO, tender such ENG Tokens to the Company in exchange for the USD equivalent of what you paid at the time of purchase of the ENG Tokens plus interest from the date of purchase.

●	In the event you are able to establish that you exchanged ENG Tokens that you purchased in the ENG Token ICO for SCRT Tokens on or before September 19, 2020, you will receive payment of the USD equivalent of what you paid for the ENG Tokens plus interest from the date of purchase, provided that you burn the SCRT Tokens you received as part of the exchange as well as additional SCRT tokens received as income from the ownership of such SCRT Tokens, such as from staking.

●	In the event you are able to establish that you sold ENG Tokens that you purchased in the ENG Token ICO at a loss, you will receive payment of the amount of USD of your net loss from selling the ENG Tokens (the USD equivalent of what you paid for the ENG Tokens minus the amount you received when selling the ENG Tokens (at the time of sale(s)), plus interest from the date of the sale(s).

Please be advised that any claim made pursuant to this process may have income tax and/or capital gains tax implications. The Company cannot provide tax advice and encourages claimants to consult appropriate tax and accounting advisors.

The SEC Order requires the Company to obtain – and submit to the SEC – a monthly report of the claims received and the claims paid under our claims process, including (a) identifying information about each claimant; (b) the amount of each claim; (c) the resolution of each claim, including the amount of each payment; (d) identification of all claims not paid and the reasons for all non-payment of claims; and (e) a list of all complaints received and how the Company addressed each complaint. The Company will also provide the SEC with any related additional information or documentation reasonably requested by the SEC, such as documentation submitted by the claimant and documentation supporting the Company’s decision regarding the claim. In response to any objections by the SEC to the Company’s handling of one or more claims, the Company will reconsider its decision(s) in light of the objection and will provide a written explanation to the SEC of its decision following reconsideration. This information may be shared with other government agencies.

Pursuant to the SEC Order, this notice also advises you of your potential claims under Section 12(a) of the Securities Act, including the right to sue “to recover the consideration paid for such security with interest thereon, less the amount of any income received thereon, upon the tender of such security, or for damages if [the purchaser] no longer owns the security.”

The claims period will expire on [Date] (the “Expiration Date”). A completed ENG Token Claim Form and all required supporting documentation must be mailed to the following address and be received by the Expiration Date: ENG Token Claims, [Address].

All completed ENG Token Claim Forms that are received before the Expiration Date will be reviewed and processed in accordance with the terms and provisions set forth herein and the SEC Order. Claimants will receive a written response within three months of the Expiration Date.

COMPLETED ENG TOKEN CLAIM FORMS AND SUPPORTING DOCUMENTATION MUST BE RECEIVED NO LATER THAN THE CLAIMS DEADLINE ESTABLISHED UNDER THE SEC ORDER. ALTHOUGH THAT DATE IS NOT YET CERTAIN, IT WILL BE THE EARLIER OF THREE (3) MONTHS FROM THE DATE THAT THE DIVISION OF CORPORATION FINANCE NOTIFIES ENIGMA THAT THE DIVISION’S REVIEW OF THE FORM 10 HAS CONCLUDED AND MAY 18, 2021. CLAIMS RECEIVED AFTER THAT DATE WILL NOT BE PROCESSED. BECAUSE AS OF NOVEMBER [ ], 2020, THE DIVISION OF CORPORATION FINANCE HAD NOT YET PROVIDED NOTICE TO ENIGMA OF THE COMPLETION OF ITS REVIEW, THE EARLIEST THE CLAIMS DEADLINE WILL BE IS FEBRUARY [   ], 2021.

I.	Claimant Identification Information

This section requests information concerning your identity. This information must conform identically to the information provided to the Company at the time of the purchase of ENG Tokens in the ENG Token ICO.

1.	Name:[1]

2.	Physical Address:

3.	Email Address:[2]

4.	Telephone Number:

5.	Government ID Type [3] and Number:

II.	Token Purchase and Crypto-wallets

This section requests information concerning your purchase, storage, or sale of ENG Tokens and your cryptocurrency wallets.

1.	Wallet address(es) you used to transfer consideration to the Company:[4]

2.	Wallet address(es) you had the Company deposit ENG Tokens:[5]

3.	Source of consideration transferred to the Company for the ENG Tokens (i.e. purchased or mined):

4.	Exact amount of consideration in BTC/ETH transferred to the Company.

5.	Transaction ID(s) (the txhash) of transfer(s) of consideration to the Company:

[1]	In the case of an incorporated business, please submit the name of the business as well as the name of the officer or director submitting the claim on behalf of the business.
[2]	Provide the email address utilized at the time of contribution to Enigma’s ICO, such as the one utilized for whitelisting if appropriate. Please share a screenshot of the ICO participation email. If you no longer have access to and/or utilize this email, include your current email address in addition to the email address utilized at the time of contribution to Enigma’s ICO
[3]	Passports are required for non-US residents. Acceptable forms of government ID for US residents include driver’s licenses, social security cards, and most forms of ID with unique identifying numbers presented.
[4]	This is the wallet address you utilized to send your contribution to Enigma. For example, in transaction 0xc8eb680a5bcc3bb5d959e53af68075377213b2caad9fcba2847b892cf15700bd, the ‘From’ address is 0xdc3937008ff58f991e97e218e0aeaf9e9374a48a. If you utilized multiple wallets, include all of them. If you utilized an exchange, name the exchange (such as “sent from Binance”) and ensure that you include the transaction in the following section.
[5]	This will typically be the same wallet which you sent contribution to Enigma from, so for most, this would be the same wallet address presented in the first item. However, if you requested this wallet address be changed, or sent your contribution through a means other than Ethereum, ensure that the wallet address you received your ENG tokens from Enigma is provided here.

6.	Transaction ID(s) (the txhash) of ENG Tokens delivered to you:[6]

7.	Total number of ENG Tokens purchased in the ENG Token ICO:

8.	Total number of ENG Tokens purchased in the ENG Token ICO that you hold today (if tokens are held in more than one wallet, provide the number of tokens held in each wallet).

●	Total number of ENG Tokens purchased in the ENG Token Sale that you hold in the original receiving wallet:[7]

●	Total number of ENG tokens purchased in the ENG Token Sale that you hold in each of any other wallets:[8]

9.	Total number of ENG Tokens purchased in the ENG Token ICO that you sold at a loss or sent to an exchange (if tokens from more than one wallet are sold at a loss or sent to an exchange, also provide the number of tokens for each such wallet):

a.	Name of the platform(s) on which ENG Tokens were sold:

b.	Uniform Resource Locator (URL) of the named platform(s):

c.	Date(s) of Sale of ENG Tokens:

d.	Price(s) in BTC/ETH and USD at which ENG Tokens were sold at a loss:[9]

e.	Any and all transaction ID(s) (the txhash) involving your ENG Tokens:

f.	Wallet address(es) and any and all transaction ID(s) (the txhash) to and from which you transferred ENG Tokens to or from platform(s):[10]

g.	Any and all user name(s), email address(es), phone number(s), or other account-specific information used on pertinent platforms:[11]

[6]	This is the transaction in which Enigma sends ENG tokens to you. For example, in 0x36fae9e716fddb6a05119cbf1e5ac08902e531f08074aec8c5fbb229baf92d07, one sees a transfer of Enigma Token from a known Enigma wallet address, so that would be the appropriate transaction to fill in here. This transaction must be the original transfer of ENG from Enigma to the claimant.
[7]	This wallet is the wallet you received ENG from Enigma in.
[8]	These are any other wallets under your personal and exclusive control of which you sent ENG tokens to. Substantiating information about the nature of transactions between these wallets (for example, switching hardware wallets) may assist in the review of your claim, and may be included in this line item.
[9]	The BTC/ETH (or other trading pair, if appropriate to your claim) rate is easily determined via exchange records. Utilize historical price for BTC/ETH/other trading pair and convert the amount sold to the exchange rate at the time. For example, if John Doe sold 10,000 ENG and received 0.498 BTC on Binance on February 12th, 2020, where the present BTC/USD exchange rate is $10,374.20, than John Doe received the equivalent of $5,166.35 for the sale of the ENG tokens.
[10]	For most claimants, this will be establishing a financial trail from the wallet in which they originally receive ENG tokens leading to the transfer of ENG to an exchange. Include all transactions in chronological order. Records from the exchange must reflect these deposits and will be requested. While this may not apply to most claimants, in the event a claimant deposited ENG to an exchange, but did not sell, and subsequently withdrew, include the withdrawal transactions here as well. Exchange records must reflect no trades of ENG on the exchange and will be requested for all claims of this nature.
[11]	These will be utilized for requests to verify data presented.

III.	Claimant Financial Institution Information

This section requests information to allow the Company to make payments for approved claims. Alternatively, payments may be made via check, sent to the mailing address provided by you.

1.	Name of Financial Institution:

2.	Mailing Address of Financial Institution:

3.	ABA Routing Number:

4.	Bank Account Number:

For all approved claims, the Company may make a small trial deposit (“Trial Deposit”) to the account identified in Section III. You may be required to confirm the amount of the Trial Deposit before the Company will make the full payment.

IV.	Supporting Documentation

You must submit documentation establishing that you are the original purchaser of ENG Tokens from the ENG Token ICO and that you continue to hold the ENG Tokens or sold ENG Tokens at a loss. In addition to this ENG Token Claim Form, the following documentation must be submitted and verified.12 It is your responsibility to ensure that the submission of supporting documentation is complete.

1.	Copy of government-issued photo identification as referenced in Section I, along with a secondary document verifying name and address (such as a utility bill issued within the last sixty days).

2.	For incorporated businesses, in addition to the requirement for a government-issued photo identification for the officer or director submitting the claim, documents sufficient to establish that the business is duly and presently incorporated in a recognized jurisdiction and to verify that the officer or director submitting the claim has been duly elected or appointed to such position and currently holds it. Such documentation may include, but is not limited to articles of incorporation, by-laws and board resolutions.

3.	For claims involving ENG Tokens in your possession, but which were never sold, documents showing that the ENG Tokens you currently hold are the same ENG Tokens originally purchased by you during the ENG Token ICO.[13] To the extent eligible ENG Tokens were ever held in an “exchange wallet,” verifiable transaction records showing any and all transfers of ENG Tokens into and out of that wallet in addition to any and all transfers and transactions of ENG Tokens on the exchange itself.

[12]	For example, in order to verify you have access to the wallets identified in your claims form, you should anticipate additional verification steps as part of the claims process.
[13]	For most Claimants, the transaction records submitted pursuant to other requirements of the Claim Form will suffice. This will only apply to Claimants that, for example, deposited ENG to an exchange and withdrew ENG without executing any trades. Under that example, documents would be exchange trade history records.

4.	If you sold ENG Tokens purchased during the ENG Token ICO at a loss, documents showing that those ENG Tokens were sold, on the date(s) and at the price(s) specified in Section II. This documentation includes, but is not limited to, transaction IDs (the txhash) and verification of any and all user name(s), pseudonym(s), or other persona(e), including your personal identification information from Section I.

5.	If you exchanged ENG Tokens that you purchased in the ENG Token ICO for SCRT Tokens on or before September 19, 2020, documents showing that those ENG Tokens were exchanged and the date(s) on which they were exchanged. This documentation includes, but is not limited to, transaction IDs (the txhash) and verification of any and all user name(s), pseudonym(s), or other persona(e), including your personal identification information from Section I.

6.	To facilitate review of your claim, please note that Enigma may require that a claimant submit additional documentation to verify any of the information required by Section IV. or the rest of this Claim Form.[14]

V.	Tendering Held Tokens to the Company or Burning SCRT Tokens

All currently held ENG Tokens must be tendered to the Company prior to receiving a payment for those ENG Tokens. All SCRT Tokens received as part of an exchange for ENG Tokens purchased in the ICO as well as SCRT Tokens received as income from the ownership of such SCRT Tokens must be burned prior to receiving a payment for those ENG Tokens purchased in the ICO. After Enigma has determined a claimant’s eligibility, Enigma will provide claimants with instructions for tendering ENG Tokens and/or burning SCRT Tokens. Only upon completion of these steps will you be eligible for payment for the return of ENG Tokens.

VI.	Certification

By signing and submitting this Claim Form, you certify and/or acknowledge:

1.	that you have read and understand the contents of this Claim Form;

2.	that you purchased the ENG Tokens directly from the Company, and, if you currently have custody, control, and possession of ENG Tokens, that you did not exchange those ENG Tokens through any crypto-trading platform, including any digital exchanges, or to another wallet(s) on or from the date you submitted this Claim Form;

[14]	If there are any lingering concerns regarding the validity of your documentation, the company may suggest an alternative means of verification.

3.	that you currently either have custody, control, and possession of the ENG Tokens identified in this Claim Form, or sold the ENG Tokens identified in this Claim Form at a loss;

4.	that you have not submitted any other claim in the claims process covering the same purchases/sales of ENG Tokens, and know of no other person having done so on your behalf;

5.	that upon submission of this claim, further transferring of ENG tokens in a way not prescribed by this process will disqualify your claim;

6.	that you do not reside in and are not ordinarily resident in Cuba, the Islamic Republic of Iran, the Crimea Region of Ukraine, the Democratic People’s Republic of Korea, or Syria;

7.	that the bank account you listed in Section III. is for an account to which you have access and over which you have custody, control, and possession; and that such bank account is not held in a jurisdiction or at a financial institution with which U.S. persons are not permitted to have dealings; and

8.	that upon the receipt of the amount paid or amount lost, you acknowledge the receipt of that amount and release all claims or causes of action you have against the Company for the amount paid or the amount lost in the purchase or sale of the ENG Tokens for which you received recovered funds from the Company through the claims process.

I certify that all of the information provided by me on this Claim Form is true, correct, and complete, and that the documents submitted herewith are true and correct copies of what they purport to be.

Signature of Claimant: __________________________

Print your name here: __________________________

Date: ______________________________________